EXHIBIT 99

                                 Press Release








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PRESS RELEASE

                              Contact: Paul W. Pryor, Chief Executive Officer Redwood Financial, Inc.
                                          (507) 637-8730

                                          For Immediate Release
                                          December 30, 1996


          LETTER OF INTENT BY AND AMONG OLIVIA BANCORPORATION, INC.,
                        AMERICAN STATE BANK OF OLIVIA
                    AND REDWOOD FINANCIAL, INC. TERMINATED

      Redwood Falls, Minnesota -- December 30, 1996 -- Redwood Financial, Inc. ("Redwood"), Redwood Falls, Minnesota, the holding company of Redwood Falls Federal Savings and Loan Association (the "Association") announced today that the letter of intent dated November 1, 1996 (the "Letter of Intent") by and among Redwood, American State Bank of Olivia (the "Bank") and Olivia Bancorporation, Inc. ("Olivia") which owns 97.6% of the outstanding stock of the Bank providing for the proposed acquisition of Olivia and the Bank by Redwood, terminated and no further negotiations between the parties will be conducted in the foreseeable future.

      The transaction was subject to, among other things, the completion of a due diligence examination by Redwood. Upon completion of the due diligence examination, the Board of Directors of Redwood decided that Redwood could not offer the consideration disclosed in the Letter of Intent. After further negotiations the parties could not agree upon a revised price for the proposed acquisition.

      The Association is a federally chartered stock savings and loan association headquartered in Redwood Falls, Minnesota. The Association has two full service offices located in Redwood and Renville Counties, Minnesota. The Association's deposits are federally insured by the FDIC. The Association is a community oriented, full service retail savings and loan association offering traditional mortgage loan products. At September 30, 1996, Redwood, on a consolidated basis, had total assets and stockholders' equity of $51.0 million and $13.2 million, respectively.

      The common stock of Redwood (trading symbol "REDW") is listed on the OTC Bulletin Board of Nasdaq.